UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

RIVERBED TECHNOLOGY, INC.
(Name of Issuer)
COMMON STOCK
(Title of Class of Securities)
768573107
(CUSIP Number)
DECEMBER 31, 2006
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	768573107	Page	2	of	15

1	NAMES OF REPORTING PERSONS: Utah Ventures III, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑ (1)

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware, United States of America

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		6,360,579 (2)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		6,360,579 (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	6,360,579 (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	9.63% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN
(1) This Schedule is filed by Utah Ventures III, L.P., Utah Entrepreneurs Fund III, L.P., Utah Venture Partners III, L.L.C., Utah Entrepreneur Partners III, L.L.C., Blake Modersitzki, James Dreyfous, Allan Wolfe, Carl Ledbetter, and Heidi Huntsman (collectively, the “Utah Ventures Persons”). The Utah Ventures Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 6,230,188 shares held directly by Utah Ventures III, L.P. and (ii) 130,391 shares held directly by Utah Entrepreneurs Fund III, L.P. The general partner of Utah Ventures III, L.P. is Utah Venture Partners III, L.L.C., and the managing members of Utah Venture Partners III, L.L.C. are Blake Modersitzki, James Dreyfous, Allan Wolfe, Carl Ledbetter and Heidi Huntsman. The general partner of Utah Entrepreneurs Fund III, L.P. is Utah Entrepreneur Partners III, L.L.C., and the managing members of Utah Entrepreneur Partners III, L.L.C. are Blake Modersitzki, James Dreyfous, Allan Wolfe, Carl Ledbetter and Heidi Huntsman. Each of the managing members exercises shared voting and investment power over the shares held by Utah Ventures III, L.P. and Utah Entrepreneurs Fund III, L.P., respectively. Each of the managing members disclaims beneficial ownership of the shares held by Utah Ventures III, L.P. and Utah Entrepreneurs Fund III, L.P., respectively, except to the extent of his or her pecuniary interest therein.
(3) This percentage is calculated based upon 66,072,348 shares of the Issuer’s common stock outstanding (as of October 24, 2006), as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on October 31, 2006 for the period ended September 30, 2006.

CUSIP No.	768573107	Page	3	of	15

1	NAMES OF REPORTING PERSONS:

	Utah Venture Partners III, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑ (1)

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware, United States of America

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		6,360,579 (2)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		6,360,579 (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	6,360,579 (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	9.63% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO
(1) This Schedule is filed by Utah Ventures III, L.P., Utah Entrepreneurs Fund III, L.P., Utah Venture Partners III, L.L.C., Utah Entrepreneur Partners III, L.L.C., Blake Modersitzki, James Dreyfous, Allan Wolfe, Carl Ledbetter, and Heidi Huntsman (collectively, the “Utah Ventures Persons”). The Utah Ventures Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 6,230,188 shares held directly by Utah Ventures III, L.P. and (ii) 130,391 shares held directly by Utah Entrepreneurs Fund III, L.P. The general partner of Utah Ventures III, L.P. is Utah Venture Partners III, L.L.C., and the managing members of Utah Venture Partners III, L.L.C. are Blake Modersitzki, James Dreyfous, Allan Wolfe, Carl Ledbetter and Heidi Huntsman. The general partner of Utah Entrepreneurs Fund III, L.P. is Utah Entrepreneur Partners III, L.L.C., and the managing members of Utah Entrepreneur Partners III, L.L.C. are Blake Modersitzki, James Dreyfous, Allan Wolfe, Carl Ledbetter and Heidi Huntsman. Each of the managing members exercises shared voting and investment power over the shares held by Utah Ventures III, L.P. and Utah Entrepreneurs Fund III, L.P., respectively. Each of the managing members disclaims beneficial ownership of the shares held by Utah Ventures III, L.P. and Utah Entrepreneurs Fund III, L.P., respectively, except to the extent of his or her pecuniary interest therein.
(3) This percentage is calculated based upon 66,072,348 shares of the Issuer’s common stock outstanding (as of October 24, 2006), as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on October 31, 2006 for the period ended September 30, 2006.

CUSIP No.	768573107	Page	4	of	15

1	NAMES OF REPORTING PERSONS: Blake Modersitzki

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑ (1)

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States of America

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		6,360,579 (2)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		6,360,579 (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	6,360,579 (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	9.63% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN
(1) This Schedule is filed by Utah Ventures III, L.P., Utah Entrepreneurs Fund III, L.P., Utah Venture Partners III, L.L.C., Utah Entrepreneur Partners III, L.L.C., Blake Modersitzki, James Dreyfous, Allan Wolfe, Carl Ledbetter, and Heidi Huntsman (collectively, the “Utah Ventures Persons”). The Utah Ventures Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 6,230,188 shares held directly by Utah Ventures III, L.P. and (ii) 130,391 shares held directly by Utah Entrepreneurs Fund III, L.P. The general partner of Utah Ventures III, L.P. is Utah Venture Partners III, L.L.C., and the managing members of Utah Venture Partners III, L.L.C. are Blake Modersitzki, James Dreyfous, Allan Wolfe, Carl Ledbetter and Heidi Huntsman. The general partner of Utah Entrepreneurs Fund III, L.P. is Utah Entrepreneur Partners III, L.L.C., and the managing members of Utah Entrepreneur Partners III, L.L.C. are Blake Modersitzki, James Dreyfous, Allan Wolfe, Carl Ledbetter and Heidi Huntsman. Each of the managing members exercises shared voting and investment power over the shares held by Utah Ventures III, L.P. and Utah Entrepreneurs Fund III, L.P., respectively. Each of the managing members disclaims beneficial ownership of the shares held by Utah Ventures III, L.P. and Utah Entrepreneurs Fund III, L.P., respectively, except to the extent of his or her pecuniary interest therein.
(3) This percentage is calculated based upon 66,072,348 shares of the Issuer’s common stock outstanding (as of October 24, 2006), as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on October 31, 2006 for the period ended September 30, 2006.

CUSIP No.	768573107	Page	5	of	15

1	NAMES OF REPORTING PERSONS: James Dreyfous

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑ (1)

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States of America

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		6,360,579 (2)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		6,360,579 (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	6,360,579 (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	9.63% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN
(1) This Schedule is filed by Utah Ventures III, L.P., Utah Entrepreneurs Fund III, L.P., Utah Venture Partners III, L.L.C., Utah Entrepreneur Partners III, L.L.C., Blake Modersitzki, James Dreyfous, Allan Wolfe, Carl Ledbetter, and Heidi Huntsman (collectively, the “Utah Ventures Persons”). The Utah Ventures Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 6,230,188 shares held directly by Utah Ventures III, L.P. and (ii) 130,391 shares held directly by Utah Entrepreneurs Fund III, L.P. The general partner of Utah Ventures III, L.P. is Utah Venture Partners III, L.L.C., and the managing members of Utah Venture Partners III, L.L.C. are Blake Modersitzki, James Dreyfous, Allan Wolfe, Carl Ledbetter and Heidi Huntsman. The general partner of Utah Entrepreneurs Fund III, L.P. is Utah Entrepreneur Partners III, L.L.C., and the managing members of Utah Entrepreneur Partners III, L.L.C. are Blake Modersitzki, James Dreyfous, Allan Wolfe, Carl Ledbetter and Heidi Huntsman. Each of the managing members exercises shared voting and investment power over the shares held by Utah Ventures III, L.P. and Utah Entrepreneurs Fund III, L.P., respectively. Each of the managing members disclaims beneficial ownership of the shares held by Utah Ventures III, L.P. and Utah Entrepreneurs Fund III, L.P., respectively, except to the extent of his or her pecuniary interest therein.
(3) This percentage is calculated based upon 66,072,348 shares of the Issuer’s common stock outstanding (as of October 24, 2006), as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on October 31, 2006 for the period ended September 30, 2006.

CUSIP No.	768573107	Page	6	of	15

1	NAMES OF REPORTING PERSONS: Allan Wolfe

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑ (1)

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States of America

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		6,360,579 (2)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		6,360,579 (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	6,360,579 (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	9.63% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN
(1) This Schedule is filed by Utah Ventures III, L.P., Utah Entrepreneurs Fund III, L.P., Utah Venture Partners III, L.L.C., Utah Entrepreneur Partners III, L.L.C., Blake Modersitzki, James Dreyfous, Allan Wolfe, Carl Ledbetter, and Heidi Huntsman (collectively, the “Utah Ventures Persons”). The Utah Ventures Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 6,230,188 shares held directly by Utah Ventures III, L.P. and (ii) 130,391 shares held directly by Utah Entrepreneurs Fund III, L.P. The general partner of Utah Ventures III, L.P. is Utah Venture Partners III, L.L.C., and the managing members of Utah Venture Partners III, L.L.C. are Blake Modersitzki, James Dreyfous, Allan Wolfe, Carl Ledbetter and Heidi Huntsman. The general partner of Utah Entrepreneurs Fund III, L.P. is Utah Entrepreneur Partners III, L.L.C., and the managing members of Utah Entrepreneur Partners III, L.L.C. are Blake Modersitzki, James Dreyfous, Allan Wolfe, Carl Ledbetter and Heidi Huntsman. Each of the managing members exercises shared voting and investment power over the shares held by Utah Ventures III, L.P. and Utah Entrepreneurs Fund III, L.P., respectively. Each of the managing members disclaims beneficial ownership of the shares held by Utah Ventures III, L.P. and Utah Entrepreneurs Fund III, L.P., respectively, except to the extent of his or her pecuniary interest therein.
(3) This percentage is calculated based upon 66,072,348 shares of the Issuer’s common stock outstanding (as of October 24, 2006), as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on October 31, 2006 for the period ended September 30, 2006.

CUSIP No.	768573107	Page	7	of	15

1	NAMES OF REPORTING PERSONS: Carl Ledbetter

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑ (1)

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States of America

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		6,360,579 (2)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		6,360,579 (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	6,360,579 (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	9.63% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN
(1) This Schedule is filed by Utah Ventures III, L.P., Utah Entrepreneurs Fund III, L.P., Utah Venture Partners III, L.L.C., Utah Entrepreneur Partners III, L.L.C., Blake Modersitzki, James Dreyfous, Allan Wolfe, Carl Ledbetter, and Heidi Huntsman (collectively, the “Utah Ventures Persons”). The Utah Ventures Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 6,230,188 shares held directly by Utah Ventures III, L.P. and (ii) 130,391 shares held directly by Utah Entrepreneurs Fund III, L.P. The general partner of Utah Ventures III, L.P. is Utah Venture Partners III, L.L.C., and the managing members of Utah Venture Partners III, L.L.C. are Blake Modersitzki, James Dreyfous, Allan Wolfe, Carl Ledbetter and Heidi Huntsman. The general partner of Utah Entrepreneurs Fund III, L.P. is Utah Entrepreneur Partners III, L.L.C., and the managing members of Utah Entrepreneur Partners III, L.L.C. are Blake Modersitzki, James Dreyfous, Allan Wolfe, Carl Ledbetter and Heidi Huntsman. Each of the managing members exercises shared voting and investment power over the shares held by Utah Ventures III, L.P. and Utah Entrepreneurs Fund III, L.P., respectively. Each of the managing members disclaims beneficial ownership of the shares held by Utah Ventures III, L.P. and Utah Entrepreneurs Fund III, L.P., respectively, except to the extent of his or her pecuniary interest therein.
(3) This percentage is calculated based upon 66,072,348 shares of the Issuer’s common stock outstanding (as of October 24, 2006), as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on October 31, 2006 for the period ended September 30, 2006.

CUSIP No.	768573107	Page	8	of	15

1	NAMES OF REPORTING PERSONS: Heidi Huntsman

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑ (1)

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States of America

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		6,360,579 (2)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		6,360,579 (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	6,360,579 (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	9.63% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN
(1) This Schedule is filed by Utah Ventures III, L.P., Utah Entrepreneurs Fund III, L.P., Utah Venture Partners III, L.L.C., Utah Entrepreneur Partners III, L.L.C., Blake Modersitzki, James Dreyfous, Allan Wolfe, Carl Ledbetter, and Heidi Huntsman (collectively, the “Utah Ventures Persons”). The Utah Ventures Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 6,230,188 shares held directly by Utah Ventures III, L.P. and (ii) 130,391 shares held directly by Utah Entrepreneurs Fund III, L.P. The general partner of Utah Ventures III, L.P. is Utah Venture Partners III, L.L.C., and the managing members of Utah Venture Partners III, L.L.C. are Blake Modersitzki, James Dreyfous, Allan Wolfe, Carl Ledbetter and Heidi Huntsman. The general partner of Utah Entrepreneurs Fund III, L.P. is Utah Entrepreneur Partners III, L.L.C., and the managing members of Utah Entrepreneur Partners III, L.L.C. are Blake Modersitzki, James Dreyfous, Allan Wolfe, Carl Ledbetter and Heidi Huntsman. Each of the managing members exercises shared voting and investment power over the shares held by Utah Ventures III, L.P. and Utah Entrepreneurs Fund III, L.P., respectively. Each of the managing members disclaims beneficial ownership of the shares held by Utah Ventures III, L.P. and Utah Entrepreneurs Fund III, L.P., respectively, except to the extent of his or her pecuniary interest therein.
(3) This percentage is calculated based upon 66,072,348 shares of the Issuer’s common stock outstanding (as of October 24, 2006), as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on October 31, 2006 for the period ended September 30, 2006.

CUSIP No.	768573107	Page	9	of	15

1	NAMES OF REPORTING PERSONS: Utah Entrepreneurs Fund III, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑ (1)

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware, United States of America

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		6,360,579 (2)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		6,360,579 (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	6,360,579 (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	9.63% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN
(1) This Schedule is filed by Utah Ventures III, L.P., Utah Entrepreneurs Fund III, L.P., Utah Venture Partners III, L.L.C., Utah Entrepreneur Partners III, L.L.C., Blake Modersitzki, James Dreyfous, Allan Wolfe, Carl Ledbetter, and Heidi Huntsman (collectively, the “Utah Ventures Persons”). The Utah Ventures Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 6,230,188 shares held directly by Utah Ventures III, L.P. and (ii) 130,391 shares held directly by Utah Entrepreneurs Fund III, L.P. The general partner of Utah Ventures III, L.P. is Utah Venture Partners III, L.L.C., and the managing members of Utah Venture Partners III, L.L.C. are Blake Modersitzki, James Dreyfous, Allan Wolfe, Carl Ledbetter and Heidi Huntsman. The general partner of Utah Entrepreneurs Fund III, L.P. is Utah Entrepreneur Partners III, L.L.C., and the managing members of Utah Entrepreneur Partners III, L.L.C. are Blake Modersitzki, James Dreyfous, Allan Wolfe, Carl Ledbetter and Heidi Huntsman. Each of the managing members exercises shared voting and investment power over the shares held by Utah Ventures III, L.P. and Utah Entrepreneurs Fund III, L.P., respectively. Each of the managing members disclaims beneficial ownership of the shares held by Utah Ventures III, L.P. and Utah Entrepreneurs Fund III, L.P., respectively, except to the extent of his or her pecuniary interest therein.
(3) This percentage is calculated based upon 66,072,348 shares of the Issuer’s common stock outstanding (as of October 24, 2006), as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on October 31, 2006 for the period ended September 30, 2006.

CUSIP No.	768573107	Page	10	of	15

1	NAMES OF REPORTING PERSONS: Utah Entrepreneur Partners III, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑ (1)

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware, United States of America

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		6,360,579 (2)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		6,360,579 (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	6,360,579 (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	9.63% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO
(1) This Schedule is filed by Utah Ventures III, L.P., Utah Entrepreneurs Fund III, L.P., Utah Venture Partners III, L.L.C., Utah Entrepreneur Partners III, L.L.C., Blake Modersitzki, James Dreyfous, Allan Wolfe, Carl Ledbetter, and Heidi Huntsman (collectively, the “Utah Ventures Persons”). The Utah Ventures Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 6,230,188 shares held directly by Utah Ventures III, L.P. and (ii) 130,391 shares held directly by Utah Entrepreneurs Fund III, L.P. The general partner of Utah Ventures III, L.P. is Utah Venture Partners III, L.L.C., and the managing members of Utah Venture Partners III, L.L.C. are Blake Modersitzki, James Dreyfous, Allan Wolfe, Carl Ledbetter and Heidi Huntsman. The general partner of Utah Entrepreneurs Fund III, L.P. is Utah Entrepreneur Partners III, L.L.C., and the managing members of Utah Entrepreneur Partners III, L.L.C. are Blake Modersitzki, James Dreyfous, Allan Wolfe, Carl Ledbetter and Heidi Huntsman. Each of the managing members exercises shared voting and investment power over the shares held by Utah Ventures III, L.P. and Utah Entrepreneurs Fund III, L.P., respectively. Each of the managing members disclaims beneficial ownership of the shares held by Utah Ventures III, L.P. and Utah Entrepreneurs Fund III, L.P., respectively, except to the extent of his or her pecuniary interest therein.
(3) This percentage is calculated based upon 66,072,348 shares of the Issuer’s common stock outstanding (as of October 24, 2006), as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on October 31, 2006 for the period ended September 30, 2006.

CUSIP No.	768573107	Page	11	of	15
Introductory Note: This Statement on Schedule 13G is filed on behalf of Utah Ventures III, L.P., a limited partnership organized under the laws of the State of Delaware (“UV III”), Utah Entrepreneurs Fund III, L.P., a limited partnership organized under the laws of the State of Delaware (“UEF III”), Utah Venture Partners III, L.L.C., a limited liability company organized under the laws of the State of Delaware (“UVP III”), Utah Entrepreneur Partners III, L.L.C., a limited liability company organized under the laws of the State of Delaware (“UEP III”), Blake Modersitzki (“Modersitzki”), James Dreyfous (“Dreyfous”), Allan Wolfe (“Wolfe”), Carl Ledbetter (“Ledbetter”), and Heidi Huntsman (“Huntsman”) in respect of shares of Common Stock of Riverbed Technology, Inc.
Item 1(a) Name of Issuer
Riverbed Technology, Inc.
Item 1(b) Address of Issuer’s Principal Executive Offices
501 Second Street
San Francisco, CA 94107
Item 2(a) Name of Person Filing
Utah Ventures III, L.P.
Utah Entrepreneurs Fund III, L.P.
Utah Venture Partners III, L.L.C.
Utah Entrepreneur Partners III, L.L.C.
Blake Modersitzki
James Dreyfous
Allan Wolfe
Carl Ledbetter
Heidi Huntsman
Item 2(b) Address of Principal Business Office or, if none, Residence
2755 East Cottonwood Parkway, Suite 520
Salt Lake City, UT 84121
Item 2(c) Citizenship
Each of UV III and UEF III is a limited partnership organized in the State of Delaware. Each of UVP III and UEP III is a limited liability company organized in the State of Delaware. Each of Modersitzki, Dreyfous, Wolfe, Ledbetter, and Huntsman is a United States citizen.
Item 2(d) Title of Class of Securities
Common Stock
Item 2(e) CUSIP Number
768573107
Item 3     Not applicable.

CUSIP No.	768573107	Page	12	of	15
Item 4     Ownership

		Sole	Shared	Sole	Shared
	Shares Held	Voting	Voting	Dispositive	Dispositive	Beneficial	Percentage
Holder	Directly	Power	Power	Power	Power	Ownership	of Class

Utah Ventures III L.P.	6,230,188	0	6,360,579	0	6,360,579	6,360,579	9.63%

Utah Entrepreneurs Fund III, L.P.	130,391	0	6,360,579	0	6,360,579	6,360,579	9.63%

Utah Venture Partners III, L.L.C.	0	0	6,360,579	0	6,360,579	6,360,579	9.63%

Utah Entrepreneur Partners III, L.L.C.	0	0	6,360,579	0	6,360,579	6,360,579	9.63%

Blake Modersitzki	0	0	6,360,579	0	6,360,579	6,360,579	9.63%

James Dreyfous	0	0	6,360,579	0	6,360,579	6,360,579	9.63%

Allan Wolfe	0	0	6,360,579	0	6,360,579	6,360,579	9.63%

Carl Ledbetter	0	0	6,360,579	0	6,360,579	6,360,579	9.63%

Heidi Huntsman	0	0	6,360,579	0	6,360,579	6,360,579	9.63%
Item 5     Ownership of Five Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.
Item 6     Ownership of More than Five Percent of Another Person
Not applicable.
Item 7     Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company
Not applicable.
Item 8     Identification and Classification of Members of the Group
Not applicable.
Item 9     Notice of Dissolution of Group
Not applicable.
Item 10     Certification
Not applicable.

CUSIP No.	768573107	Page	13	of	15
SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

February 12, 2007	UTAH VENTURES III, L.P.
	By:	UTAH VENTURE PARTNERS III, L.L.C.
ITS: GENERAL PARTNER

By:	/s/ James Dreyfous
James Dreyfous
Managing Member

February 12, 2007	UTAH ENTREPRENEURS FUND III, L.P.
	By:	UTAH ENTREPRENEUR PARTNERS III, L.L.C.
ITS: GENERAL PARTNER

By:	/s/ James Dreyfous
James Dreyfous
Managing Member

February 12, 2007	UTAH VENTURE PARTNERS III, L.L.C.
	By:	/s/ James Dreyfous
James Dreyfous
Managing Member

February 12, 2007	UTAH ENTREPRENEUR PARTNERS III, L.L.C.
	By:	/s/ James Dreyfous
James Dreyfous
Managing Member

February 12, 2007	By:	/s/ Blake Modersitzki
Blake Modersitzki

February 12, 2007	By:	/s/ James Dreyfous
James Dreyfous

February 9, 2007	By:	/s/ Allan Wolfe
Allan Wolfe

February 12, 2007	By:	/s/ Carl Ledbetter
Carl Ledbetter

February 12, 2007	By:	/s/ Heidi Huntsman
Heidi Huntsman

CUSIP No.	768573107	Page	14	of	15

EXHIBIT INDEX
     Exhibit No.
99.1 Agreement pursuant to 13d-1(k)(1) among Utah Ventures III, L.P.; Utah Entrepreneurs Fund III, L.P.; Utah Venture Partners III, L.L.C.; Utah Entrepreneur Partners III, L.L.C.; Blake Modersitzki; James Dreyfous; Allan Wolfe; Carl Ledbetter; and Heidi Huntsman.

CUSIP No.	768573107	Page	15	of	15
Exhibit 99.1
AGREEMENT
     Pursuant to Rule 13d-1(k)(l) promulgated pursuant to the Securities Exchange Act of 1934, as amended, the undersigned agree that the attached Schedule 13G is being filed on behalf of each of the undersigned.

February 12, 2007	UTAH VENTURES III, L.P.
	By:	UTAH VENTURE PARTNERS III, L.L.C.
ITS: GENERAL PARTNER

By:	/s/ James Dreyfous
James Dreyfous
Managing Member

February 12, 2007	UTAH ENTREPRENEURS FUND III, L.P.
	By:	UTAH ENTREPRENEUR PARTNERS III, L.L.C.
ITS: GENERAL PARTNER

By:	/s/ James Dreyfous
James Dreyfous
Managing Member

February 12, 2007	UTAH VENTURE PARTNERS III, L.L.C.
	By:	/s/ James Dreyfous
James Dreyfous
Managing Member

February 12, 2007	UTAH ENTREPRENEUR PARTNERS III, L.L.C.
	By:	/s/ James Dreyfous
James Dreyfous
Managing Member

February 12, 2007	By:	/s/ Blake Modersitzki
Blake Modersitzki

February 12, 2007	By:	/s/ James Dreyfous
James Dreyfous

February 9, 2007	By:	/s/ Allan Wolfe
Allan Wolfe

February 12, 2007	By:	/s/ Carl Ledbetter
Carl Ledbetter

February 12, 2007	By:	/s/ Heidi Huntsman
Heidi Huntsman